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                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170
                           TELEPHONE: (617) 832-1000       IN WASHINGTON, D.C.
                           FACSIMILE: (617) 832-7000       1615 L STREET, N.W.
                                  TELEX 940693                 SUITE 850
                               http://www.fhe.com       WASHINGTON, D.C. 20036
                                                       TELEPHONE: (202) 775-0600


                                                                    EXHIBIT 5.1

                                      October 24, 1996


Object Design, Inc.
25 Mall Road
Burlington, Massachusetts  01803


Ladies and Gentlemen:

      We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Object Design, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 6,195,307 shares (the "Shares") of its Common Stock, par value $0.001 per share (the "Common Stock"), issuable pursuant to the Company's 1996 Incentive and Nonqualified Stock Option Plan, 1989 Incentive and Nonqualified Stock Option Plan, 1995 Nonqualified Stock Option Plan and 1996 Employee Stock Purchase Plan (the "Plans").

      In arriving at the opinion expressed below, we have examined and relied upon the following documents:

      (1)  the Amended and Restated Certificate of Incorporation of the Company;

      (2)  the Amended and Restated By-Laws of the Company;

      (3) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company; and

      (4)  the Plans.

In addition, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.




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Object Design, Inc.
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      Based upon the foregoing, it is our opinion that the Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement. The Company has taken all necessary corporate action require to authorize the issuance and sale of the Shares. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the applicable Plans, the Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.


                                          Very truly yours,

                                          FOLEY, HOAG & ELIOT LLP


                                          By: /s/ Robert W. Sweet, Jr.
                                              --------------------------------
                                              A Partner